Exhibit 99.1

The New York Times Company Reports Increased Revenues and Reduced Operating Costs in 2010 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--July 22, 2010--The New York Times Company announced today 2010 second-quarter results.

  Total revenues increased 1.2 percent to $589.6 million in the second quarter of 2010 compared with the second quarter of 2009, an improvement from the first quarter 2010 decline of 3.2 percent compared with the first quarter of 2009.
  Operating costs excluding depreciation, amortization and severance declined 3.7 percent in the second quarter of 2010 versus the second quarter of 2009. On a GAAP basis, the Company’s operating costs declined 4.3 percent in the second quarter of 2010 versus the second quarter of 2009.
  Operating profit excluding depreciation, amortization, severance and a special item in 2009 grew 39.4 percent to $92.6 million in the second quarter of 2010 compared with $66.4 million in the second quarter of 2009. On a GAAP basis, operating profit more than doubled to $60.8 million in the second quarter of 2010 compared with $23.5 million in the second quarter of 2009.
  Diluted earnings per share from continuing operations excluding severance and the special items discussed below more than doubled to $.18 per share in the second quarter of 2010 compared with $.08 in the same period of 2009. On a GAAP basis, the Company had diluted earnings per share from continuing operations of $.21 per share in the second quarter of 2010 compared with $.27 in the second quarter of 2009.
  The Company continues to manage its liquidity, reducing its debt and capital lease obligations, net of cash and cash equivalents by approximately one third to $670 million from its balance at the beginning of 2009, even after making pension contributions totaling $87.5 million in the second quarter of 2010. The majority of the Company’s debt matures in 2015 or later.

“These positive results continued to build on the momentum of the past few quarters as the Company was able to increase revenues and decrease operating costs,” said Janet L. Robinson, president and chief executive officer, The New York Times Company. “In the second quarter, total revenues increased 1 percent, reversing the first quarter 2010 decline of 3 percent, as we experienced positive trending in both print and digital advertising revenues.

“Solid growth in digital advertising revenues, which rose 21 percent, offset a 6 percent decrease in print advertising, and advertising revenues ended the quarter roughly flat compared with the second quarter of last year. Online advertising revenues have become a larger part of our mix and made up 26 percent of the Company’s total advertising revenues in the 2010 second quarter, up from 22 percent in the same prior-year period.

“Based on the early part of the third quarter, third-quarter revenue trends for print advertising are expected to improve from the levels of the second quarter, while digital advertising is expected to trend in the mid to high teens. The low-single digit circulation revenue growth we experienced in the first part of 2010 is not expected to continue in the second half of the year, as we will be cycling past the June 2009 price increases at The New York Times and The Boston Globe and thus expect 3 to 5 percent declines in circulation revenues in the third quarter.

“The Company is well-positioned to thrive in the evolving media marketplace, thanks to the significant progress we are making in reinventing our enterprise. Despite an increasingly competitive environment and volatile economic conditions, we believe that by staying committed to our brand promise of high quality journalism that engages audiences with our content across multiple platforms, when and where they want it, we will ensure The New York Times Company remains a dominant force in the media landscape.”

Comparisons

All quarterly comparisons exclude the results of WQXR-FM, a New York City classical radio station, which was sold in the fourth quarter of 2009, and are reported as discontinued operations.

The second-quarter 2010 results from continuing operations included the following special item:

  A $9.1 million ($5.2 million after tax or $.03 per share) gain, included within income from joint ventures, from the sale of 50 of the Company’s 750 units in New England Sports Ventures, LLC (NESV).

The second-quarter 2009 results from continuing operations included the following special items:

  A $37.7 million ($.26 per share) tax benefit related to a change in estimate for income taxes in the first half of 2009.
  A $9.3 million ($5.6 million after tax or $.04 per share) charge for a premium on the redemption of the Company’s $250.0 million of notes, which was completed in April 2009.
  A $6.8 million ($3.9 million after tax or $.02 per share) charge for a pension withdrawal obligation under a multi-employer pension plan related to the closure of City & Suburban, the Company’s retail and newsstand distribution subsidiary, which was closed in early January 2009, as well as a curtailment charge resulting from freezing benefits under a Company-sponsored pension plan.

In addition to these special items, the Company had $1.4 million ($0.8 million after tax or $.00 per share) in severance costs in the second quarter of 2010 compared with $1.7 million ($1.0 million after tax or $.01 per share) in the second quarter of 2009.

Unless otherwise noted all comparisons are for the second quarter of 2010 to the second quarter of 2009. This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Second-Quarter Results from Continuing Operations

Revenues

Total revenues increased 1.2 percent to $589.6 million from $582.7 million. Advertising and other revenues were flat and circulation revenues rose 3.2 percent.

The increase in digital advertising revenues, which rose 21.2 percent, offset a 6.1 percent decrease in print advertising revenues.

Circulation revenues rose because of higher subscription and newsstand prices at The New York Times and The Boston Globe, offset in part by volume declines across the News Media Group.

Operating Costs

Operating costs decreased 4.3 percent to $528.8 million from $552.4 million. Depreciation and amortization decreased to $30.3 million from $34.4 million in the second quarter of 2009 primarily due to the accelerated depreciation expense recognized in the second quarter of 2009 for assets at the Billerica, Mass., printing facility.

Excluding depreciation, amortization and severance, operating costs were down 3.7 percent to $497.0 million from $516.3 million driven by a decline in newsprint expense and various other expense categories. Newsprint expense declined 15.1 percent, with 8.3 percent from lower consumption and 6.8 percent from lower pricing.

Second-Quarter Business Segment Results

News Media Group

Total News Media Group revenues were $555.9 million compared with $555.5 million. Advertising revenues declined 2.3 percent, circulation revenues rose 3.2 percent, and other revenues were on a par with last year.

Print advertising revenues were lower across the News Media Group resulting in a 6.1 percent decline. Digital advertising revenues grew 19.8 percent partially offsetting the print decline.

Circulation revenues rose because of higher subscription and newsstand prices at The New York Times and The Boston Globe, offset in part by volume declines across the News Media Group.

News Media Group operating costs decreased 5.0 percent to $501.5 million from $527.7 million. Excluding depreciation, amortization and severance, operating costs decreased 4.4 percent to $472.6 million from $494.3 million driven by a decline in newsprint expense and various other expense categories.

Operating profit for the News Media Group was $54.4 million in the second quarter of 2010 compared with $21.0 million in the second quarter of 2009. Excluding depreciation, amortization, severance and a special item in the second quarter of 2009, operating profit in the second quarter of 2010 was $83.3 million compared with $61.2 million, primarily due to lower operating costs.

About Group

About Group revenues increased 24.1 percent to $33.7 million from $27.1 million due to growth in display and cost-per-click advertising.

About Group operating costs increased 8.4 percent to $18.3 million from $16.9 million. Excluding depreciation, amortization and severance, operating costs increased 10.1 percent to $15.5 million from $14.1 million primarily because of higher compensation costs and marketing expenses.

Operating profit rose 50.0 percent to $15.3 million from $10.2 million. Excluding depreciation, amortization and severance, operating profit increased 39.2 percent to $18.2 million from $13.1 million, mainly due to higher advertising revenues.

Other Financial Data

Internet Revenues

Internet businesses include NYTimes.com, About.com, Boston.com and other Company Web sites. In the second quarter, total Internet revenues increased 20.5 percent to $94.3 million from $78.2 million, and Internet advertising revenues increased 21.2 percent to $82.4 million from $68.0 million. Internet advertising revenues at the News Media Group increased 19.8 percent to $50.4 million from $42.1 million mainly due to strong growth in national display advertising. In total, Internet businesses accounted for 16.0 percent of the Company’s revenues for the second quarter of 2010 versus 13.4 percent for the second quarter of 2009.

For the first half of 2010, the Company’s Internet revenues increased 18.0 percent to $184.6 million from $156.4 million in the same period in 2009, and Internet advertising revenues increased 19.8 percent to $162.4 million from $135.6 million. In total, Internet businesses accounted for 15.7 percent of the Company’s revenues for the first half of 2010 versus 13.1 percent for first half of 2009.

Joint Ventures

Income from joint ventures was $16.8 million compared with $8.4 million in the second quarter of 2009. The second quarter of 2010 included a $9.1 million pre-tax gain from the sale of 50 of the Company’s 750 units in NESV. Excluding the gain, income from joint ventures declined due to lower paper selling prices at both paper mills in which the Company has investments.

Following the sale, the Company owns a 16.57 percent interest in NESV. The Company intends to continue to explore the sale of its remaining interest in NESV, in whole or in parts.

Interest Expense-net

Interest expense, net decreased mainly as a result of lower average debt outstanding offset in part by higher interest rates on the Company’s debt.

Income Taxes

The Company's effective income tax rate was 44.6 percent in the second quarter of 2010. The effective tax rate for the first half of 2010 was 53.4 percent, primarily because of a $10.9 million one-time tax charge for the reduction in future tax benefits for retiree health benefits resulting from the federal health care legislation enacted in the first quarter of 2010.

In the second quarter of 2009, the Company’s calculation of taxes resulted in a change in the estimate for the first half of 2009. The effect of the change in the second quarter of 2009 was the recognition of a $37.7 million tax benefit. The tax benefit for the first half of 2009 had an effective tax rate of 52.9 percent, primarily because of a favorable adjustment to reduce the Company’s reserve for uncertain tax positions.

Cash and Total Debt and Capital Lease Obligations

The following table details the maturities and carrying values of the Company's debt and capital lease obligations, net of cash and cash equivalents as of June 27, 2010.

(in thousands)
2012 4.61% medium-term notes	$75,000
2015 5.0% notes and 14.053% notes	500,000
2019 Option to repurchase ownership interest in headquarters building	250,000
Total	$825,000
Unamortized amounts	(59,045)
Carrying value of debt	$765,955
Capital lease obligations	6,737
Total debt and capital lease obligations	$772,692
Less: Cash and cash equivalents	102,431
Debt and capital lease obligations, net of cash and cash equivalents	$670,261

As of the end of the second quarter of 2010, excluding letters of credit, there were no outstanding borrowings under the Company’s $400.0 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled approximately $6 million in the second quarter of 2010. Year-to-date capital expenditures totaled approximately $10 million.

Pension Contributions

In the second quarter of 2010, the Company made discretionary contributions of $87.5 million to certain of its Company-sponsored qualified pension plans. The Company may make additional discretionary contributions to its Company-sponsored qualified pension plans in 2010 depending on cash flows, pension asset performance, interest rates and other factors.

2010 Expectations

While the Company will remain diligent in managing its operating expenses, its year-over-year cost trends will become more challenging in the second half of the year, particularly in the third quarter, due to the impact of rising newsprint prices, the timing and level of variable compensation, the elimination of certain salary rollbacks, and increased promotional spending and other costs associated with the launch of the NYTimes.com pay model, while the Company also cycles past certain cost-saving initiatives in the third quarter of 2009. As a result, the Company expects higher year-over-year costs in the low- to mid-single digits in the third quarter of 2010, although it expects fourth-quarter costs to be comparable to the same period last year, despite significantly higher newsprint prices.

Newsprint prices have increased as the year has progressed, such that the Company believes its newsprint price variance will become unfavorable on a year-over-year basis beginning in the third quarter. Accordingly, the Company expects that higher newsprint prices will negatively affect operating expenses by approximately $25 million for the second half of 2010, exclusive of the favorable impact on operating expenses of lower consumption.

In addition, the Company expects the following on a pre-tax basis in 2010:

  Depreciation and amortization: $120 to $125 million,
  Capital expenditures: $45 to $55 million,
  Interest expense, net: $85 to $90 million, and
  Income from joint ventures: $5 to $10 million, excluding a gain of approximately $13 million (the Company’s share is approximately $10 million) from the sale of an asset at one of the paper mills in which the Company has an investment and a gain of approximately $9 million from the sale of a portion of the Company’s interest in NESV.

The Company also expects to record in the third quarter of 2010 an approximate $16 million charge for the write-down of assets at The Boston Globe’s printing facility in Billerica, Mass., which was consolidated into the Boston, Mass., printing facility in the second quarter of last year. After exploring different opportunities, the Company determined in the third quarter of 2010 that the majority of these assets would be sold.

Conference Call Information

The Company’s second-quarter 2010 earnings conference call will be held on Thursday, July 22, at 11:00 a.m. E.T. To access the call, dial 888-293-6979 (in the U.S.) and 719-457-2639 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors, and a transcript of the call will also be posted. The archive and transcript will be available for approximately three months.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, July 23. The access code is 5148909.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2009. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2009 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2010	2009	% Change	2010	2009	% Change
Revenues
Advertising	$314,880	$315,544	-0.2%	$627,538	$648,382	-3.2%
Circulation	234,808	227,476	3.2%	471,671	456,390	3.3%
Other (a)	39,899	39,673	0.6%	78,245	85,054	-8.0%
Total	589,587	582,693	1.2%	1,177,454	1,189,826	-1.0%

Operating costs
Production costs	236,802	253,089	-6.4%	477,651	542,819	-12.0%
Selling, general and administrative costs	261,633	264,886	-1.2%	525,604	590,873	-11.0%
Depreciation and amortization	30,327	34,391	-11.8%	60,716	71,132	-14.6%
Total	528,762	552,366	-4.3%	1,063,971	1,204,824	-11.7%

Loss on leases (b)	-	-	N/A	-	16,363	N/A

Pension withdrawal and curtailment expense (c)	-	6,845	N/A	-	6,845	N/A

Operating profit/(loss)	60,825	23,482	*	113,483	(38,206)	*

Income from joint ventures (d)	16,806	8,434	99.3%	25,917	12,837	*

Interest expense, net	20,614	21,656	-4.8%	41,198	39,802	3.5%

Premium on debt redemption (e)	-	9,250	N/A	-	9,250	N/A

Income/(loss) from continuing operations before income taxes	57,017	1,010	*	98,202	(74,421)	*

Income tax expense/(benefit) (f)	25,435	(38,200)	*	52,462	(39,371)	*

Income/(loss) from continuing operations	31,582	39,210	-19.5%	45,740	(35,050)	*

Income/(loss) from discontinued operations, net of income taxes (g)	237	(86)	*	237	(55)	*

Net income/(loss)	31,819	39,124	-18.7%	45,977	(35,105)	*

Net loss/(income) attributable to the noncontrolling interest	214	(60)	*	(1,151)	(299)	*

Net income/(loss) attributable to The New York Times Company common stockholders	$32,033	$39,064	-18.0%	$44,826	$(35,404)	*

Amounts attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$31,796	$39,150	-18.8%	$44,589	$(35,349)	*
Income/(loss) from discontinued operations	237	(86)	*	237	(55)	*
Net income/(loss)	$32,033	$39,064	-18.0%	$44,826	$(35,404)	*

Average Number of Common Shares Outstanding:
Basic	145,601	143,981	1.1%	145,398	143,944	1.0%
Diluted	152,962	144,626	5.8%	153,855	143,944	6.9%

Basic Earnings/(Loss) Per Share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.22	$0.27	-18.5%	$0.31	$(0.25)	*
Income from discontinued operations	0.00	0.00	N/A	0.00	0.00	N/A
Net income/(loss)	$0.22	$0.27	-18.5%	$0.31	$(0.25)	*

Diluted Earnings/(Loss) Per Share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.21	$0.27	-22.2%	$0.29	$(0.25)	*
Income from discontinued operations	0.00	0.00	N/A	0.00	0.00	N/A
Net income/(loss)	$0.21	$0.27	-22.2%	$0.29	$(0.25)	*

Dividends Per Share	$0.00	$0.00	N/A	$0.00	$0.00	N/A

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Second Quarter			Six Months
	2010	2009	% Change	2010	2009	% Change

Revenues
News Media Group	$555,898	$555,548	0.1%	$1,109,067	$1,135,841	-2.4%
About Group	33,689	27,145	24.1%	68,387	53,985	26.7%
Total	$589,587	$582,693	1.2%	$1,177,454	$1,189,826	-1.0%

Operating Profit/(Loss)
News Media Group	$54,397	$21,034	*	$102,868	$(33,312)	*
About Group	15,346	10,230	50.0%	31,906	19,181	66.3%
Corporate	(8,918)	(7,782)	14.6%	(21,291)	(24,075)	-11.6%
Total	$60,825	$23,482	*	$113,483	$(38,206)	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance & Special Items (h)
News Media Group	$83,293	$61,227	36.0%	$159,470	$81,071	96.7%
About Group	18,181	13,064	39.2%	37,658	25,112	50.0%
Corporate	(8,918)	(7,900)	12.9%	(21,288)	(23,391)	-9.0%
Total	$92,556	$66,391	39.4%	$175,840	$82,792	*

* Represents an increase in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2010
	Second Quarter	% Change vs. 2009	Six Months	% Change vs. 2009

The New York Times Media Group
Advertising	$185,288	1.1%	$370,347	-3.2%
Circulation	172,818	3.9%	346,237	3.9%
Other	22,463	-3.7%	44,563	-13.3%
Total	$380,569	2.0%	$761,147	-0.8%

New England Media Group
Advertising	$53,310	-9.1%	$103,569	-9.4%
Circulation	42,146	4.3%	83,436	6.2%
Other	10,894	5.3%	20,858	-0.7%
Total	$106,350	-2.8%	$207,863	-2.8%

Regional Media Group
Advertising	$44,272	-7.1%	$88,532	-11.5%
Circulation	19,844	-4.1%	41,998	-5.8%
Other	4,863	2.4%	9,527	-4.7%
Total	$68,979	-5.6%	$140,057	-9.4%

Total News Media Group
Advertising	$282,870	-2.3%	$562,448	-5.8%
Circulation	234,808	3.2%	471,671	3.3%
Other (a)	38,220	-0.5%	74,948	-9.0%
Total	$555,898	0.1%	$1,109,067	-2.4%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2010
	Second Quarter	% Change vs. 2009	Six Months	% Change vs. 2009

News Media Group
National	$156,239	3.9%	$315,107	-1.4%
Retail	66,492	-10.6%	130,193	-10.8%
Classified:
Help-Wanted	9,933	-0.9%	19,407	-9.5%
Real Estate	17,954	-15.3%	34,448	-19.6%
Automotive	10,043	-5.6%	19,774	-9.6%
Other	12,607	-7.3%	25,512	-5.7%
Total Classified	50,537	-8.9%	99,141	-12.4%
Other	9,602	1.5%	18,007	-2.1%
Total News Media Group	282,870	-2.3%	562,448	-5.8%

About Group	32,010	23.6%	65,090	26.8%

Total Company	$314,880	-0.2%	$627,538	-3.2%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income, digital archives and direct mail advertising services.

(b)	In the first quarter of 2009, the Company recorded an estimated loss on leases of $16.4 million at City & Suburban, the Company's retail and newsstand distribution subsidiary, which was closed in early January 2009. In the fourth quarter of 2009, the Company recorded an adjustment of $6.5 million to this estimate.

(c)	In the second quarter of 2009, the Company recorded a $6.8 million charge for a pension withdrawal obligation under a multi-employer pension plan related to the closure of City & Suburban as well as a curtailment charge resulting from freezing benefits under a Company-sponsored pension plan.

(d)

In the second quarter of 2010, the Company recorded a $9.1 million pre-tax gain from the sale of 50 of its 750 units in New England Sports Ventures, LLC. In the first quarter of 2010, the Company recorded a $12.7 million pre-tax gain from the sale of an asset at one of the paper mills in which the Company has an investment. The Company's share of the pre-tax gain, after eliminating the noncontrolling interest portion, is $10.2 million.

(e)	In the second quarter of 2009, the Company recorded a $9.3 million charge for a premium on the redemption of the Company's $250.0 million of notes, which was completed in April 2009.

(f)	In the first quarter of 2010, the Company recorded a $10.9 million one-time tax charge for the reduction in future tax benefits for retiree health benefits resulting from the recently enacted federal health care legislation. In the second quarter of 2009, the Company recorded a $37.7 million tax benefit related to a change in estimate for income taxes in the first half of 2009.

(g)	In the fourth quarter of 2009, the Company sold WQXR-FM, its New York City classical radio station. The results for WQXR-FM, which had previously been included in The New York Times Media Group, are now classified as discontinued operations for all periods presented. In the second quarter of 2010, the Company had net income from discontinued operations as a result of post-closing adjustments to the gain on the sale.

	Results for WQXR-FM were as follows:

		Second Quarter		Six Months
		2010	2009	2010	2009
	Revenues	$-	$1,792	$-	$3,681
	Pre-tax loss	$-	$(151)	$-	$(97)
	Income tax benefit	-	(65)	-	(42)
	Loss from discontinued operations, net of income taxes	-	(86)	-	(55)
	Gain on sale, net of income taxes:
	Gain on sale	410	-	410	-
	Income tax expense	173	-	173	-
	Gain on sale, net of income taxes	237	-	237	-
	Income/(loss) from discontinued operations, net of income taxes	$237	$(86)	$237	$(55)

(h)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Second Quarter
	2010	2009	% Change

Diluted earnings per share from continuing operations	$0.21	$0.27	-22.2%

Add:

Severance	0.00	0.01

Special items:
Gain on sale of NESV interest	(0.03)	0.00
Income tax adjustment	0.00	(0.26)
Pension withdrawal and curtailment expense	0.00	0.02
Premium on debt redemption	0.00	0.04
Diluted earnings per share from continuing operations excluding severance and special items	$0.18	$0.08	*

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and a special item

	Second Quarter 2010
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$54,397	$15,346	$(8,918)	$60,825

Add:
Depreciation & amortization	27,492	2,835	-	30,327

Severance	1,404	-	-	1,404

Operating profit/(loss) before depreciation & amortization and severance	$83,293	$18,181	$(8,918)	$92,556

	Second Quarter 2009
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$21,034	$10,230	$(7,782)	$23,482

Add:

Depreciation & amortization	31,600	2,791	-	34,391

Severance	1,748	43	(118)	1,673

Special item:
Pension withdrawal and curtailment expense	6,845	-	-	6,845

Operating profit/(loss) before depreciation & amortization, severance and a special item	$61,227	$13,064	$(7,900)	$66,391

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	*	50.0%	14.6%	*

Add:

Depreciation & amortization	-13.0%	1.6%	N/A	-11.8%

Severance	-19.7%	N/A	N/A	-16.1%

Special item:
Pension withdrawal and curtailment expense	N/A	N/A	N/A	N/A

Operating profit/(loss) before depreciation & amortization, severance and a special item	36.0%	39.2%	12.9%	39.4%

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Six Months 2010
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$102,868	$31,906	$(21,291)	$113,483

Add:

Depreciation & amortization	54,964	5,752	-	60,716

Severance	1,638	-	3	1,641

Operating profit/(loss) before depreciation & amortization and severance	$159,470	$37,658	$(21,288)	$175,840

	Six Months 2009
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	$(33,312)	$19,181	$(24,075)	$(38,206)

Add:

Depreciation & amortization	65,559	5,573	-	71,132

Severance	25,616	358	684	26,658

Special items:
Loss on leases	16,363	-	-	16,363
Pension withdrawal and curtailment expense	6,845	-	-	6,845

Operating profit/(loss) before depreciation & amortization, severance and special items	$81,071	$25,112	$(23,391)	$82,792

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	*	66.3%	-11.6%	*

Add:

Depreciation & amortization	-16.2%	3.2%	N/A	-14.6%

Severance	-93.6%	N/A	-99.6%	-93.8%

Special items:
Loss on leases	N/A	N/A	N/A	N/A
Pension withdrawal and curtailment expense	N/A	N/A	N/A	N/A

Operating profit/(loss) before depreciation & amortization, severance and special items	96.7%	50.0%	-9.0%	*

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Second Quarter
	2010	2009	% Change

Total Company

Operating costs	$528,762	$552,366	-4.3%

Less:

Depreciation & amortization	30,327	34,391

Severance	1,404	1,673

Operating costs before depreciation & amortization and severance	497,031	516,302	-3.7%

Less:

Raw materials	38,373	42,518

Operating costs before depreciation & amortization, severance and raw materials	$458,658	$473,784	-3.2%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Second Quarter
	2010	2009	% Change

News Media Group

Operating costs	$501,501	$527,669	-5.0%

Less:
Depreciation & amortization	27,492	31,600

Severance	1,404	1,748

Operating costs before depreciation & amortization and severance	$472,605	$494,321	-4.4%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	Second Quarter
	2010	2009	% Change

About Group

Operating costs	$18,343	$16,915	8.4%

Less:

Depreciation & amortization	2,835	2,791

Severance	-	43

Operating costs before depreciation & amortization and severance	$15,508	$14,081	10.1%

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com